EXHIBIT 99.1

Zomedica Corp. Announces Year End 2020 Financial Results

ANN ARBOR, Mich., Feb. 26, 2021 (GLOBE NEWSWIRE) -- Zomedica Corp. (NYSE American:ZOM) (“Zomedica” or the “Company”), a veterinary health company creating point-of-care diagnostics products for dogs and cats, today reported consolidated financial results for the year ended December 31, 2020. Amounts, unless specified otherwise, are expressed in U.S. dollars and presented under accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Robert Cohen, Zomedica’s Chief Executive Officer, commented: “While we are thankful for our substantially improved balance sheet, we continue to be good stewards of our funds by remaining efficient in our operations as we prepare for the upcoming commercial release of TRUFORMA®.”

Summary Year End 2020 Results

Zomedica recorded net loss and comprehensive loss for the year ended December 31, 2020 of approximately $16.9 million or $0.05 per share, compared to a loss of approximately $19.8 million or $0.19 per share for the year ended December 31, 2019.

Zomedica, which is in the development stage, recorded no revenues in 2020. The 2020 net loss resulted from research and development (“R&D”) expenses of approximately $8.0 million, general and administrative (“G&A”) expenses of approximately $6.0 million, and professional fees of approximately $2.2 million. For the year ended December 31, 2019, the loss was attributed to R&D expenses of approximately $10.3 million, G&A expenses of approximately $7.1 million, and professional fees of approximately $1.5 million.

Research and development expense for the year ended December 31, 2020 was approximately $8.0 million, compared to approximately $10.3 million for the year ended December 31, 2019, a decrease of approximately $2.3 million or 22%. The decrease primarily was due to a reduction in general research and development activity as we focused on TRUFORMA® activities, and is more specifically related to lower milestone expenses, contracted expenditures, salaries, bonus and benefits, supplies, and consulting fees as compared to the 2019 year.

General and administrative expense for the year ended December 31, 2020 was approximately $6.0 million, compared to approximately $7.0 million for the year ended December 31, 2019, a decrease of approximately $1.0 million or 15%. The decrease was due to a decrease in salaries, bonus and benefits of approximately $1.3 million primarily resulting from a reduction in stock compensation expense of approximately $0.9 million compared to the 2019 year, along with a general reduction in salaries for marketing and other administrative personnel of approximately $0.4 million. Other decreases include a reduction of travel and accommodation expense of approximately $0.4 million and marketing and investor relations expense of approximately $0.2 million. These decreases were partially offset by increases in regulatory fees of approximately $0.3 million, rent expense of approximately $0.3 million related to the reclassification of right-of-use asset expense from amortization to rent, office expense of approximately $0.2 million associated with the expensing of office furniture in the first quarter of 2020 and insurance expense of approximately $0.1 million. Due to stock option grants on December 31, 2020, we anticipate an increase in expenses related to salaries, bonus and benefits in future periods.

Professional fees for the year ended December 31, 2020 were approximately $2.2 million, compared to approximately $1.7 million for the year ended December 31, 2019, an increase of approximately $0.5 million or 30%. The increase primarily was due to increased expenses in costs associated with our two shareholder meetings held in 2020 as well as our 2020 offering activity as described below.

Liquidity and Outstanding Share Capital

Zomedica had cash and cash equivalents of approximately $62.0 million as of December 31, 2020, compared to approximately $0.5 million as of December 31, 2019. The increase in cash during the year ended December 31, 2020 is mainly a result of cash flows provided from financing activities partially offset by cash flows used in operating activities as discussed below.

Net cash used in operating activities for the year ended December 31, 2020 was approximately $16.2 million, compared to approximately $15.6 million for the year ended December 31, 2020, an increase of approximately $0.6 million or 4%. The increase primarily resulted from an increased use of operating cash including decreasing accounts payable by approximately $0.9 million and increasing deposits and prepaid expenses for inventory, insurance, and property tax paid by $0.8 million, partially offset by a lower net loss in 2020 and an increase in non-cash expenses including stock based compensation of approximately $1.7 million, depreciation and amortization of approximately $0.5 million and loss on asset disposition of approximately $0.1 million.

Net cash provided by financing activities for the year ended December 31, 2020 was approximately $76.7 million, compared to net cash provided by financing activities of approximately $14.9 million for the year ended December 31, 2019, an increase of approximately $61.8 million or 415%. The increase in cash from financing activities resulted from approximately $56.5 million in proceeds from two equity offerings of common shares and warrants, net of financing costs of approximately $5.1 million, approximately $24.8 million in proceeds from the exercise of warrants, and approximately $0.5 million in Paycheck Protection Program (“PPP”) loans.

Net cash from investing activities for the year ended December 31, 2020 was approximately $1.0 million, compared to net cash used of approximately $0.7 million for the year ended December 31, 2019, an increase of approximately $1.7 million, or 246%. The increase in net cash from investing activities during the current year 2020 related primarily to approximately $1.0 million of cash received in connection with the cancellation and buyout of our office lease compared to the prior period in which approximately $0.7 million was used in association with our digital data platform, the construction of marketing assets, and the capitalization of integration costs associated with the implementation of an ERP system.

At December 31, 2020, Zomedica had 642,036,228 common shares issued and outstanding.

Subsequent to December 31, 2020, warrants to purchase an aggregate of 200,248,821 common shares were exercised, resulting in cash proceeds of approximately $32.0 million. In addition, in February 2021, the Company completed an underwritten public offering of 105,013,158 common shares, resulting in net cash proceeds of approximately $185.4 million. After giving effect to these transactions, as of February 26, 2021, Zomedica had cash of approximately $277.5 million and 947,298,207 common shares issued and outstanding.

For complete financial results, please see Zomedica’s filings on EDGAR and SEDAR or visit the Zomedica website at www.ZOMEDICA.com.

About Zomedica
Based in Ann Arbor, Michigan, Zomedica (NYSE American: ZOM) is a veterinary health company creating products for dogs and cats by focusing on the unmet needs of clinical veterinarians. Zomedica’s product portfolio will include innovative diagnostics and medical devices that emphasize patient health and practice health. It is Zomedica’s mission to provide veterinarians the opportunity to increase productivity and grow revenue while better serving the animals in their care. For more information, visit www.ZOMEDICA.com.

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Reader Advisory

Except for statements of historical fact, this news release contains certain "forward-looking information" or “forward-looking statements” (collectively, “forward-looking information”) within the meaning of applicable securities law. Forward-looking information is frequently characterized by words such as "plan", "expect", "project", "intend", "believe", "anticipate", "estimate" and other similar words, or statements that certain events or conditions "may" or "will" occur. Although we believe that the expectations reflected in the forward-looking information are reasonable, there can be no assurance that such expectations will prove to be correct. We cannot guarantee future results, performance or achievements. Consequently, there is no representation that the actual results achieved will be the same, in whole or in part, as those set out in the forward-looking information.

Forward-looking information is based on the opinions and estimates of management at the date the statements are made and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking information. Some of the risks and other factors that could cause the results to differ materially from those expressed in the forward-looking information. There is uncertainty as to whether our strategies and business plans will yield the expected benefits; uncertainty as to the timing and results of development work and pilot and pivotal studies, uncertainty as to the likelihood and timing of regulatory approvals, availability and cost of capital; the ability to identify and develop and achieve commercial success for new products and technologies; veterinary acceptance of our products; competition from related products; the level of expenditures necessary to maintain and improve the quality of products and services; changes in technology and changes in laws and regulations; our ability to secure and maintain strategic relationships; risks pertaining to permits and licensing, intellectual property infringement risks, the use of our products, intellectual property protection, risks related to the novel coronavirus disease 2019 (“COVID-19”) and its impact upon Zomedica’s business operations generally, including Zomedica’s ability to develop its diagnostic products, and the other risk factors disclosed in our filings with the Securities and Exchange Commission and under our profile on SEDAR at www.sedar.com. Readers are cautioned that this list of risk factors should not be construed as exhaustive.

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